Exhibit 99.2
Philip Morris International Inc.
2020 Second-Quarter Conference Call
July 21, 2020

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2020 second-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures and additional heated tobacco unit market data are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products.

In addition, please note our estimates for total industry and market share for the quarter are subject to limitations on the availability and accuracy of industry data in certain geographies during pandemic-related restrictions.

Comparisons presented on a "like-for-like" basis reflect pro forma 2019 results, which have been adjusted for the deconsolidation of our Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

(SLIDE 4.)

Please also note the additional Forward-Looking and Cautionary Statements related to COVID-19.

It’s now my pleasure to introduce Emmanuel Babeau, our Chief Financial Officer.

Emmanuel.

EMMANUEL BABEAU

(SLIDE 5.)

Thank you, Nick, and welcome, ladies and gentlemen. I hope everyone listening to the call, and those close to you, are safe and well.

Our main focus remains the health and wellbeing of our employees, their families and the communities in which we operate.

During restrictions, we have implemented stringent policies and measures to minimize risks for those who continued to work in our facilities and offices. For all our employees, including those working from home, providing guidance and support is also essential. We are now facilitating a gradual, carefully managed return to the workplace in some locations, where local conditions and authorities’ restrictions allow.
The strength and spirit shown in these challenging times by the people that make up our organization continues to be a real inspiration to me and the PMI management team, and I'd like to take this opportunity to thank them for their outstanding efforts.

(SLIDE 6.)

I now turn to the business, which delivered a robust performance in the first half of the year despite the unprecedented circumstances of the pandemic.

Most importantly, the continued momentum of IQOS was excellent with an estimated 15.4 million users at the end of the second quarter. Our commercial model pivoted rapidly to digital and remote engagement, while preserving high rates of IQOS user acquisition and brand retention. With volumes of heated tobacco units growing 24% in Q2, 2020 compared to the prior year, RRPs made up almost one quarter of our net revenues.

In addition, after two very difficult months in the quarter due to the pandemic, our combustible business is now improving. Industry volumes started to recover in June and the beginning of July, reflecting the gradual easing of confinements in many countries. The improvement was particularly driven by the EU, our largest region in terms of net revenues and adjusted operating income. The main enduring headwinds linked to COVID-related restrictions are the absence of recovery in Duty Free and in Indonesia, where this is compounded by pricing dynamics. Economic uncertainty remains and we all hope for no major resurgence of the pandemic.

Notably, despite additional COVID-related expenses, our operating margins have been strong in both the second quarter and first half. This reflects the increasing mix of RRPs in our business and their improving profitability. Productivity savings in manufacturing across RRPs and combustibles, S,G&A savings from the pivot to digital, the elimination or postponement of certain lower priority projects, and the operating leverage of higher RRP volumes all contributed. Indeed, it is no coincidence that the three Regions where RRPs have a strong presence are driving this margin performance.

(SLIDE 7.)

We reached a truly historic milestone for IQOS, our mission and our future growth prospects on July 7th with the FDA's authorization of IQOS as a modified risk tobacco product (MRTP). IQOS is the first electronic nicotine product to receive an MRTP order.

Following a review of our extensive scientific evidence package, the agency found that an exposure modification order for IQOS is appropriate to promote the public health in the United States, demonstrating that IQOS is a fundamentally different product from combustible cigarettes and a better choice for adults who would otherwise continue to smoke. The agency concluded that issuing the order for IQOS is expected to benefit the health of the population as a whole, taking into account both users of tobacco products and persons who do not currently use tobacco products.

A critical enabler for the future growth of RRPs is the implementation of differentiated regulatory frameworks that can help encourage adults who would otherwise continue to smoke to instead switch to better alternatives, in line with the harm reduction principle. The authorization allows a version of IQOS to be marketed with information confirming the validity of our scientific studies with regard to the significant reduction of exposure to the harmful and potentially harmful chemicals contained in cigarette smoke. The FDA's decision, and subsequent comprehensive post-market controls and monitoring, focusing on youth use prevention, provide an important example of how governments and public health organizations around the world can implement an inclusive, science-based approach to help rapidly shift adult smokers who would otherwise continue smoking to better options, while simultaneously guarding against unintended consequences.

(SLIDE 8.)

With investors increasingly focused on environmental, social and governance aspects, I would like to highlight our recently published Integrated Report for 2019. The report covers a variety of important ESG topics and measures, including our business transformation metrics. Notably, our expanded aspirational targets now include new goals for the number of users of our smoke-free products in non-OECD countries, and youth access prevention. The report is available on our website at pmi.com.

(SLIDE 9.)

Let's turn to our strong performance over the first half of the year. This was clearly a very challenging period, with disruption to many aspects of our operations, including our supply chain and route-to-market. I am proud to say that our organization had the strength and agility to withstand this with limited impact on supply to our consumers and trade partners.

Despite these unprecedented headwinds across many of our key markets, our currency-neutral net revenues, helped by a strong first quarter, were close to flat versus the prior year, on a like-for-like basis. Driven by pricing in combustibles, manufacturing and S,G&A efficiencies, and the dual RRP margin effect of growing weight and improving profitability, our adjusted operating income margin increased over 200 basis points to deliver 8% adjusted diluted EPS growth, all on a like-for-like ex-currency basis.

(SLIDE 10.)

I focus now on our second-quarter performance. The effects of confinement on mobility impacted daily consumption patterns in certain markets, including those of daily income workers in developing countries, and disrupted the retail trade. This led to significant industry volume declines in a number of geographies during April and May, which primarily impacted our combustible business. As expected, Duty Free sales were weak, the March build-up of trade and distributor inventories largely reversed in the first part of the quarter and we had to delay a few pricing decisions. This period also coincided with a challenging prior year comparison.

Notwithstanding these challenges, our performance was better than we expected when we last updated our guidance on June 11th. Currency-neutral net revenues declined 9.5% compared to our assumption of around the high end of -8% to -12%.

Given this net revenue decline and the strong prior year profitability, we were pleased to maintain a stable adjusted operating income margin. This was supported by growth in the net revenues and profitability of RRPs, and cost efficiencies. Combustible pricing of 3.3% also contributed, and reflects robust pricing in many markets, partly offset by Indonesia and a strong prior year comparison in Turkey.

Reported diluted EPS of $1.25 was notably better than the upper end of our previous guidance range, including a lower currency impact of six cents. Our adjusted diluted EPS was $1.29 excluding reporting adjustments for asset impairment and exit costs, which represents an ex-currency decline of 7.5% compared to the prior year.

There were three main drivers of this better-than-anticipated performance. First, the recovery of industry volumes in June, notably in the higher margin EU Region, benefited our net revenues and margins. Second, IQOS user acquisition grew substantially in the same month, with markets such as Russia back to pre-COVID rates and overall IQOS acquisition for the quarter only 35% below pre-pandemic levels. Last, we had the benefit of certain non-underlying factors. These include trade inventory movements in June ahead of tax and regulatory changes in Germany, Russia and Saudi Arabia, cost phasing, and a lower tax charge, largely driven by a reduced corporate income tax rate in Indonesia, as well as changes in our earnings mix. These latter factors accounted for approximately 10 cents of the better EPS performance.

(SLIDE 11.)

Before we come to guidance, I will outline some of the dynamics for the second half of the year. We expect a gradual underlying improvement in the combustible business coupled with continued robust growth for IQOS.

The pandemic continues to present an uncertain operating environment, with the potential for tightened restrictions in localized areas. While not included in our guidance assumptions, there also remains a non-negligible risk of a resurgence in the virus and the return of national lockdowns. The full economic fallout of the various restrictions is also unclear.

This said, we observe relative stability in terms of pandemic restrictions and improving visibility across a number of geographies in recent weeks. Conversely, visibility remains lower in some areas such as Indonesia and Latin America, in addition to the absence of any recovery so far in Duty Free, which as a reminder represented close to 4% of our net revenues in 2019.

In terms of our cigarette business, while underlying industry volumes are gradually improving as restrictions ease, we assume that the return to a 'normal' level of consumption occasions for consumers will take time. We do not assume a significant widespread increase in downtrading, with such dynamics currently concentrated in markets where a trend already existed due to elevated price gaps. It is reasonable to expect some delays in the timing of pricing in certain markets due to the pandemic situation.

In RRPs, sales of devices and HTUs are performing strongly, reflecting the better-than-expected IQOS user acquisition and continued strong brand retention and conversion. Our unique commercial model has demonstrated the flexibility to accelerate the shift to digital and remote activities, and we continue with a high level of such engagement in markets where stores have reopened.

(SLIDE 12.)

Despite the exceptional headwinds of 2020, we expect to grow our full-year adjusted diluted EPS between 2% and 5% on a currency-neutral like-for-like basis. This corresponds to an adjusted diluted EPS range of $4.92 to $5.07, including an estimated unfavorable currency impact, at prevailing exchange rates, of 31 cents.

This forecast assumes a total industry decline of 7% to 9%, excluding the U.S. and China, and a decline in total PMI shipment volumes of 8% to 10% on a like-for-like basis, due notably to Duty Free and Indonesia. With regard to net revenues, in like-for-like ex-currency terms, we assume low-single digit growth excluding Duty Free and Indonesia, but due to these two factors our overall net revenues may see a modest decline. The forecast also reflects expansion in our ex-currency like-for-like adjusted operating income margin of more than 150 basis points. We expect the full-year effective tax rate to be in a range of 22% to 23%, 2020 operating cash flow of at least $9.0 billion and $0.7 billion of capital expenditures. All these estimates assume that national lockdowns will not recur in our key international markets in the remainder of the year.

(SLIDE 13.)

Specifically for the second half, while underlying trends should gradually improve, we expect the recovery in our growth to be skewed toward the fourth quarter. This assumes the progressive easing of restrictions across the remaining markets with commensurate greater industry recovery toward the end of the year, and the compound effect of increased sequential IQOS user acquisition.

In the third quarter we expect the reversal of certain one-time benefits from the first half, with an EPS impact of approximately 10 cents and a net revenue impact of around 1%. The continuation of headwinds in Duty Free and Indonesia, the timing of 2020 pricing in certain markets, and the phasing-in of costs are also included in our assumptions.

We expect to see a good sequential improvement in reported net revenues in the third quarter but a decline compared to the challenging prior year comparison. For adjusted EPS, also due to the timing of certain S,G&A costs and the one-off items of the first half, we expect Q3, 2020 to be broadly in line with Q2, 2020.

Sequential improvement in reported net revenues should continue in the fourth quarter, although likely still in slightly negative territory compared to 2019. Growth in adjusted EPS will also be driven by a greater expected realization of cost efficiencies from new initiatives.

(SLIDE 14.)

I will now cover our second quarter performance in more detail. As expected, our shipment volumes were weak, driven by the effect of marked industry declines on our combustible volumes due to pandemic-related lockdown measures. Notable market contributors to this decline were Indonesia, Mexico and the Philippines, all of which were impacted by restrictions, loss of income for daily wage workers and significant price increases. Conversely, our HTU shipment volumes continued to grow strongly to reach a record 18.7 billion units -- driven by the EU Region, Japan and Russia.

(SLIDE 15.)

While overall volumes in the quarter were weak, the sequential recovery seen in June and the beginning of July is more encouraging. Our combined June in-market sales volumes were the highest monthly total this year and grew 2.8% compared to June 2019. Though this growth includes an estimated 3 billion unit effect from inventory movements, it mainly reflects better industry dynamics across many geographies, notably the EU Region which declined by 7.3% in Q2 overall, but grew in June. We are also encouraged by the sequential improvement in HTU volumes which exhibited positive year-on-year growth throughout the quarter.

(SLIDE 16.)

This strong performance from IQOS means that heated tobacco units made up over 10% of our total shipment volume in the first half of the year, as compared to approximately 8% in 2019, and 5% in 2018. While somewhat flattered in Q2, 2020 by weaker combustible volumes, we expect this proportion to grow over time as our positive momentum on RRPs continues.

(SLIDE 17.)

RRP net revenues reached $3.2 billion in the first half, reaching almost one quarter of PMI's total net revenues in Q2. IQOS devices accounted for approximately 8% of RRP net revenues in the second quarter due to a lower ratio of new users to existing users given pandemic effects, longer replacement cycles and geographic mix, as in some countries we still sell an substantial amount of the lower-priced IQOS 2.4+ device.

(SLIDE 18.)

Turning now to market share, our total international share declined by 0.1 point to 28.0% in the second quarter, with higher share for heated tobacco units, which increased by 0.9 points to reach 3.0%, offset by lower share for cigarettes.

Our market share was negatively impacted by Indonesia and the market mix effect of Duty Free, where volumes dropped sharply and our share is typically much higher than our overall international share. The cannibalization effects of out-switching to IQOS were essentially offset by positive impacts elsewhere and, in markets where IQOS has a meaningful presence, our share increased with almost no exceptions. It follows that our combined market share increased notably in the EU Region, Japan and Russia.

It's also true that in many markets, Marlboro over-indexes to social consumption occasions, which were naturally lower during COVID-related confinements. We expect Marlboro share to recover as restrictions ease.

(SLIDE 19.)

Indonesia's cigarette market saw an accumulation of headwinds in the second quarter. A pronounced impact from pandemic-related restrictions on daily consumption added to the effects of tax-driven pricing and retail disruption. Industry volumes declined by 22% excluding trade inventory movements, whereas our shipments declined 28%.

Our share decline can be attributed to three broad dynamics. First, within the tier one segment, price gaps remain elevated given our price leadership of the past 18 months and the delay in the enforcement of the minimum retail price. Combined with COVID effects, this has contributed to the underperformance of our premium-skewed portfolio, despite better sequential performance from A Mild.

The process of minimum selling price enforcement has started. Government inspectors have returned to the field; however, the full enforcement and subsequent trade flow-through of compliant products may not be complete until the fourth quarter.

Second is the strong growth of the tax-advantaged 'below tier one' segment, which in conjunction with the tax-driven pricing and pandemic situation of 2020, has led to increased downtrading. This was designed for small players with production below a certain volume threshold. However, the segment is not operating within the spirit and intent of the law. With the segment now at approximately 25% of the market, this represents a serious threat to government excise revenues and the correction of volume-based tax tiers becomes urgent.

Third, the stricter public mobility restrictions in urban areas, where our share is higher, has disproportionately impacted our portfolio. However, our market share sequentially improved in June, supported by the strength of our brands.

While we see signs of improvement in the market, the situation remains challenging. We now assume the total industry decline will be approximately 15% for the full year, reflecting progressive sequential improvement in daily consumption from the particularly weak second quarter.

(SLIDE 20.)

We are fully committed to improving our performance in this key market. We have a number of ongoing commercial initiatives to leverage the equity of our brand portfolio through the remainder of the year. This includes the introduction of new variants in the growing SKT and full-flavor SKM segments such as Dji Sam Soe 12s, launched in March, and Marlboro Filter Black 16s, launched this month.

However, with enforcement of the minimum retail price now underway, the main outstanding structural issue is the volume-tiered tax system, which clearly advantages growth of the super-low segment. In the status quo, this will have a significant impact on government excise revenues this year. We concur with the public policy experts and economists that urge the government to create more predictability and a level playing field by reforming the multi-tier excise tax structure and enforcing the minimum retail selling price without exception across Indonesia.

Overall, while short-term challenges remain, the structural headwinds in the market are addressable through government action. The headwinds directly related to the pandemic are likely to be temporary in nature and our brands are strong, giving us a solid platform to rebuild our share.

(SLIDE 21.)

I shift now to our RRP performance. We estimate that there were 15.4 million total IQOS users as of June 30, compared to an estimated 14.6 million last quarter. This represents the addition of around 4 million adult users since the same time last year - a phenomenal achievement given the circumstances.

This reflects widespread user growth momentum across all key IQOS geographies, including Japan, the EU Region and Russia.

We further estimate that 72% of this total -- or 11.2 million adult smokers -- have stopped smoking and switched to IQOS, with the balance in various stages of conversion. We observe early indications that the propensity of smokers to switch to RRPs is trending positively since the pandemic began, and we will see how this develops in the coming periods. We are also optimistic that the FDA's granting of the Modified Risk Tobacco Product order for a version of IQOS will contribute over time to better understanding of the heated tobacco category and the benefits of switching to IQOS compared to continued smoking.

(SLIDE 22.)

The overall share performance of IQOS HTUs continues to see excellent progress. Indeed, in international markets where IQOS has been commercialized, IQOS HTUs were again the third-largest ‘brand’ in the second quarter with 6.3% share, increasing from 4.5% in Q2, 2019 on a comparable market footprint. This was achieved despite not having full national distribution in many markets.

(SLIDE 23.)

In the EU Region, we added a record number of IQOS users in the second quarter to reach 4.3 million, an impressive performance given the context of the pandemic. This includes strong growth in Italy, the Czech Republic, Poland and Germany, and in historically slower markets such as the UK, where HTU volumes increased more than five-fold over the prior year quarter, and Spain. National offtake share surpassed 1% in both of these latter markets despite limited distribution.

(SLIDE 24.)

Second-quarter share for HEETS reached 3.9% of total industry volume, which was depressed by an estimated 0.2 points due to consumer pantry loading effects.

Sequential share increased by 0.3 points on an adjusted basis, with in-market sales volume 5% higher compared to Q1, 2020. I also refer you to the appendix where we show shares for key EU markets and global key cities, which serve as a useful indicator for national share growth potential.

(SLIDE 25.)

IQOS continued its strong performance in Russia, with HEETS share up by 3.0 points to reach 5.9%. On a sequential basis versus the first quarter of 2020, HEETS share decreased by 0.6 points, reflecting a higher combustible market in the quarter due to increased daily consumption in the warmer months and a trade inventory build-up ahead of the July introduction of a track-and-trace system. A more reliable indicator is sequential in-market sales which increased by approximately 12% compared to 3% sequential growth in the first quarter.

(SLIDE 26.)

In Japan, our total reported share for heated tobacco units reached 20.0% in the second quarter, supported by line extensions for both Marlboro HeatSticks and HEETS. IQOS users grew to an estimated total of 5.8 million, of which an estimated 4.3 million have stopped smoking and switched to IQOS.

On an adjusted total tobacco view including cigarillos and adjusted for trade inventory movements, the share for our HTU brands increased by 2.0 points versus the prior year quarter, and by 0.7 points sequentially, to 18.5%.

Q2, 2020 adjusted in-market sales volumes for our HTU brands grew 4.9% sequentially. This helped drive growth of the overall heated tobacco category to a second-quarter total tobacco share of over 25%.

(SLIDE 27.)

In addition to strong RRP growth in existing markets, the geographical expansion of IQOS continues. Despite pandemic-related restrictions we leveraged our digital capabilities to launch in 4 new markets: Austria, North Macedonia, Montenegro and Saudi Arabia. This takes the total number of markets where IQOS is available for sale to 57.

Importantly, we still plan to expand our portfolio of smoke-free offerings in the second half of the year with the launches of IQOS VEEV in the e-vapor category and of licensed KT&G products in select markets.

(SLIDE 28.)

To conclude on today's presentation, our growth prospects remain strong. The continued momentum of IQOS through the unprecedented circumstances of the COVID pandemic demonstrates the structural growth characteristics of RRPs, and we are on track to reach our 2021 target of 90 to 100 billion shipments of heated tobacco units.

RRPs now make up almost a quarter of our net revenues, and we expect this percentage to grow over time. With digital efficiencies, operating leverage from scale effects and productivity savings simultaneously driving up the profitability of RRPs, this is a very positive dynamic for our margin outlook.

The historic milestone of Modified Risk Tobacco Product authorization for IQOS is a further testament to the integrity of the product and brand proposition, and underlines the need for governments to implement science-based regulation.

In addition, after a difficult April and May, the industry recovery has now started, providing better visibility for the rest of the year. It is also now clear that the effects of the pandemic on the Duty Free business and the specific dynamics in Indonesia will persist for at least another quarter. These factors are reflected in our expectation of sequential improvement through the second half of 2020.

We assume the global economic backdrop is likely to affect total cigarette volumes and induce some downtrading in certain markets. This is a dynamic we have faced before in a variety of markets, where we have demonstrated robust business performance. As a reminder we expect the unprecedented declines in Q2, 2020 to reverse next year, easing comparisons. We also remain committed to increasing our market share through the growth of RRPs and by maintaining our leadership position in combustibles.

This is supported by a continued sharp focus on costs. We remain on track to deliver our target of over $1 billion in efficiencies by 2021 through both manufacturing productivities and S,G&A savings. We have additional opportunities on top of this from changes in our post-pandemic way of working, including the acceleration of digital activities.

Importantly, our balance sheet and financial position are strong, and our commitment to the dividend remains unwavering.

Last, when COVID-related headwinds abate we expect to resume growth consistent with the currency-neutral compound annual growth rates in our 2019-2021 algorithm of at least 5% net revenue growth and at least 8% adjusted diluted EPS growth.

(SLIDE 29.)

Thank you. I am now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.